Exhibit 23



Consent Independent Auditors'



The Board of Directors
MedPlus, Inc.:

We consent to the incorporation by reference in the registration statements of MedPlus, Inc. and subsidiaries on Form S-8 (No. 33-94426) and Form S-3 (No. 333-20547) of our report dated April 30, 1999, relating to the consolidated balance sheets of MedPlus, Inc. and subsidiaries as of January 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for the years ended January 31, 1999 and 1998, the one month period ended January 31, 1997 and for the year ended December 31, 1996, which report appears in the January 31, 1999 annual report on Form 10-KSB of MedPlus, Inc. and subsidiaries.

/s/ KPMG LLP


Cincinnati, Ohio
April 30, 1999